UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ALSERES PHARMACEUTICALS, INC.

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ALSERES PHARMACEUTICALS, INC.
85 Main Street
Hopkinton, MA 01748

April 28, 2008

To our Stockholders:

I am pleased to invite you to attend the Annual Meeting of Stockholders of Alseres Pharmaceuticals, Inc. to be held on Thursday, June 12, 2008 at 1:00 p.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. We encourage you to carefully read these materials.

The Board of Directors of Alseres Pharmaceuticals recommends that you vote in favor of each proposal set forth in the Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy, over the Internet or by touch-tone telephone will ensure your representation at the Annual Meeting if you do not attend in person. If you do attend the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.

Thank you for your continued support.

Sincerely,

Peter G. Savas
Chief Executive Officer

ALSERES PHARMACEUTICALS, INC.
85 Main Street
Hopkinton, MA 01748

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2008

To the Stockholders of
Alseres Pharmaceuticals, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Alseres Pharmaceuticals, Inc., a Delaware corporation (also referred to in this proxy statement as the “Company,” “Alseres,” “we” or “us”), will be held on June 12, 2008, at 1:00 p.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, 02109, to consider and vote upon the following matters:

1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

2. To ratify the selection by the Audit Committee of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

3. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments of the meeting.

Holders of record of our common stock as of the close of business on April 15, 2008 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 85 Main Street Hopkinton, MA 01748, during ordinary business hours, for a period of ten days prior to the Annual Meeting as well as on the day of the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting.

Your vote is important regardless of the number of shares you own. Whether you expect to attend the Annual Meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. If you are the record holder of your shares, you can also authorize the voting of your shares over the Internet or by telephone as provided in the instructions set forth on the enclosed proxy card. Your prompt response is necessary to assure that your shares are represented at the Annual Meeting. You can change your vote and revoke your proxy at any time before the polls close at the Annual Meeting by following the procedures described in the accompanying proxy statement.

All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

PETER G. SAVAS,
Chief Executive Officer

Boston, Massachusetts
April 28, 2008

Our 2007 Annual Report accompanies the Proxy Statement.

ALSERES PHARMACEUTICALS, INC.
85 Main Street
Hopkinton, MA 01748

ALSERES PHARMACEUTICALS, INC.
85 Main Street
Hopkinton, MA 01748

PROXY STATEMENT

This Proxy Statement contains information about the Annual Meeting of Stockholders of Alseres Pharmaceuticals, Inc. (also referred to in this Proxy Statement as the “Company,” “Alseres,” “we” or “us”). The Annual Meeting is scheduled to be held at 1:00 p.m., local time, on Thursday, June 12, 2008 (the “Annual Meeting”) at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. Holders of record of our common stock, $.01 par value per share, as of the close of business on April 15, 2008, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. As of that date, there were 20,807,645 shares of our common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote on any matter presented at the Annual Meeting.

If proxies in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of common stock represented by the proxies will be voted (i) FOR the election of the seven nominees named below as directors; (ii) FOR the ratification of the selection by the Audit Committee of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2008; and (iii) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Annual Meeting or any adjournment or adjournments thereof. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by the Secretary of the Company, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Annual Meeting. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment.

The presence, in person or by proxy, of holders of shares of a majority of our common stock issued and outstanding and entitled to vote at the Annual Meeting, shall constitute a quorum with respect to all matters. All actions proposed herein other than the election of directors may be taken upon the affirmative vote of stockholders possessing a majority of the requisite voting power represented at the Annual Meeting, provided a quorum is present in person or by proxy. The affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required to elect each director.

Abstentions are included in the shares present at the Annual Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes (when shares are represented at the Annual Meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome.

This Proxy Statement, together with the related proxy card, is being mailed to our stockholders on or about May 2, 2008. The Annual Report to Stockholders of the Company for the year ended December 31, 2007, including financial statements, is being mailed together with this Proxy Statement to all stockholders of record as of April 15, 2008. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report so that such record holders could supply such materials to beneficial owners as of April 15, 2008.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected (which number shall constitute our entire Board of Directors) to hold office until the 2009 Annual Meeting of Stockholders and until their successors shall have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote the stock represented thereby, unless otherwise specified in the proxy, for the election as directors of the persons whose names and biographies appear below. All such persons are, at present, members of our Board of Directors. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by our Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected.

Set forth below are the names of the nominees for election to our Board of Directors, their ages and their principal occupations and business experience during the past five years.

Our Board of Directors currently consists of seven directors. Set forth below are the names of each current member of our Board, their ages, the year in which each first became a director and their principal occupations and business experience during the past five years.

		First Year
		Elected as a
Name	Age	Director	Position(s) with the Company

Peter G. Savas(5)	59	2004	Chairman of the Board of Directors, Chief Executive Officer and Director
Robert S. Langer, Jr. Sc.D.(3)(4)	59	2000	Director
Michael J. Mullen, C.P.A.(1)(2)(3)(5)	49	2004	Director
John T. Preston(1)(2)(5)	58	2004	Director
William Guinness(2)	68	2006	Director
Henry Brem(4)	55	2007	Director
Gary E. Frashier(1)(3)(4)(5)	71	2007	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Member of the Science and Technology Committee (established in March 2007)

(5)	Member of the Finance Committee (established in December 2007)

The principal occupations and qualifications of each director are as follows:

Peter G. Savas.  Mr. Savas has been the Chairman of the Board and our Chief Executive Officer since September 2004. From March 2004 to September 2004, Mr. Savas was the Managing Partner of Tughill Partners, a life sciences consulting firm. From September 2000 to March 2004, Mr. Savas served as Chief Executive Officer and President and, from April 2001 to March 2004, as Chairman, of Aderis Pharmaceuticals, Inc., a privately-held biopharmaceutical company. From 1992 to 2000, Mr. Savas served as President of Unisyn, Inc., a contract manufacturer of biologics, and was also Chief Executive Officer from 1995 to 2000.

Robert S. Langer, Jr., Sc.D.  Dr. Langer has been a member of our Board since June 2000 and was Acting Chairman of the Board from June 2004 to September 2004. Dr. Langer is an Institute Professor at the Massachusetts Institute of Technology (“MIT”) and has been on the faculty of MIT since 1977. Dr. Langer serves on the boards of directors of Momenta Pharmaceuticals, Inc., a biotechnology company, Echo Therapeutics, Inc., a medical device and specialty pharmaceutical company, and Wyeth, a pharmaceutical company.

Michael J. Mullen, C.P.A.  Mr. Mullen has been a member of our Board since June 2004. Mr. Mullen has been the Chief Financial Officer of Magellan Biosciences, Inc., a clinical diagnostics company, since

July 2006. From March 2006 to July 2006, Mr. Mullen was an independent consultant. From February 2003 to March 2006, Mr. Mullen was the Chief Financial Officer of JMH Capital, a private equity firm. From September 2000 to December 2002, Mr. Mullen was the Chief Financial Officer of Magellan Discovery Technologies, a private equity sponsored buyout firm.

John T. Preston.  Mr. Preston has been a member of our Board since June 2004. Mr. Preston has been President and Chief Executive Officer of Atomic Ordered Materials LLC since April 1999, and is also a Senior Lecturer at MIT. Mr. Preston serves on the board of directors of Clean Harbors, Inc., an environmental services and hazardous waste treatment company. In addition, Mr. Preston is on the board of directors of several private companies.

William Guinness.  Mr. Guinness has been a member of our Board since July 2006. Mr. Guinness has been Chairman of Sibir Energy plc, a UK independent oil and gas production company, since March 1999, having previously been a Non-Executive Director of Pentex Energy plc and Pentex Oil plc. Since 1988, Mr. Guinness has been involved with various private venture capital operations, which cover areas as diverse as metal manufacturing, general aviation and fine art consultancy. Mr. Guinness is also a director of a number of private companies involved in a wide range of commercial activities. Mr. Guinness previously served on our Board of Directors from June 30, 2003 to September 20, 2003.

Henry Brem.  Dr. Brem has been a member of our Board since February 2007. Dr. Brem is a professor at Johns Hopkins University School of Medicine and has been on the faculty since 1984. Dr. Brem serves as the Director of the Department of Neurosurgery, Harvey Cushing Professor of Neurosurgery, Ophthalmology, and Oncology. Dr. Brem is also Director of the Hunterian Neurosurgical Research Laboratory. Dr Brem trained in surgery at the Peter Bent Brigham Hospital of Harvard Medical School, and in neurosurgery at the Neurological Institute of New York at Columbia University. Dr. Brem has authored more than 150 articles in scientific journals and has developed FDA-approved therapies for neurological diseases.

Gary E. Frashier.  Mr. Frashier has been a member of our Board since February 2007. Mr. Frashier, through his company Management Associates, has been a strategic consultant to emerging growth companies in the life sciences field since January 1999. Since June 2006, Mr. Frashier has served as a director and Executive Vice President, and since June 2007 as Chief Financial Officer and Secretary of Apex BioVentures Acquisition Corporation, a special purpose acquisition company. From 1990 until September 1998, Mr. Frashier served as Chief Executive Officer of OSI Pharmaceuticals, Inc., a biotechnology company, and, from January 1997 until September 2000, as its Chairman of the Board. From 1987 until 1990, Mr. Frashier served as President and CEO of Genex Corporation, a protein engineering company, and from 1984 until 1987, as Chairman and CEO of Continental Water Systems, Inc., a manufacturer and marketer of equipment to produce high purity water used by the pharmaceutical, medical, electronics and research industries. Mr. Frashier also served as Executive Vice President of Millipore Corporation, a provider of products and services to biopharmaceutical, manufacturing, clinical, analytical and research laboratories, and President of Millipore’s Waters Associates subsidiary. Mr. Frashier serves on the board of directors of Texmira Pharmaceuticals Corporation, a Canadian biopharmaceutical company and Achillion Pharmaceuticals, Inc., a biopharmaceutical company.

All directors will hold office until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. None of our directors are related to any other directors or to any of our executive officers.

The Board of Directors recommends that stockholders vote FOR each of the nominees for the Board of Directors.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. We have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission, or the SEC, and the listing standards of The NASDAQ Stock Market, Inc.

In July 2005, our Board of Directors adopted Corporate Governance Guidelines, amended and restated our Code of Business Conduct and Ethics, amended and restated the charter for our Audit Committee, adopted a charter for our Compensation Committee, and established a Nominating and Corporate Governance Committee and adopted a charter for such committee. This section describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters, Corporate Governance Guidelines and Amended and Restated Code of Business Conduct and Ethics in the “Investor Relations — Corporate Governance” section of our website located at www.alseres.com or by writing to: Kenneth L. Rice, Jr., c/o Alseres Pharmaceuticals, Inc., 85 Main Street, Hopkinton, Massachusetts 01748.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of Alseres Pharmaceuticals and its stockholders. The guidelines, adopted in July 2005, provide a framework for the conduct of the Board of Directors’ business, including the following:

•	the principal responsibility of the directors is to oversee the management of Alseres Pharmaceuticals;

•	a majority of the members of the Board of Directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board of Directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Brem, Frashier, Guinness, Langer, Mullen, or Preston, each of whom serves on at least one of our Audit, Compensation, Nominating and Corporate Governance, Science and Technology and Finance Committees, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 4200(a)(15) of the NASDAQ Stock Market Inc., Marketplace Rules.

Director Candidates

The process to be followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to the members of the Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Nominating and Corporate Governance Committee Charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Secretary, Alseres Pharmaceuticals, Inc., 85 Main Street, Hopkinton, MA 01748. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications from Stockholders

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Nominating and Corporate Governance Committee, subject to advice and assistance, if requested, from our outside legal counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as considered appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board of Directors considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Alseres Pharmaceuticals, Inc., 85 Main Street, Hopkinton, MA 01748.

Code of Business Conduct and Ethics

We adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We amended and restated our Code of Business Conduct and Ethics in July 2005. We have posted the Amended and Restated Code of Business Conduct and Ethics on our website, which is located at www.alseres.com. In addition, we intend to disclose on our website all disclosures that are required by law or The NASDAQ Stock Market, Inc. listing standards concerning any amendments to, or waivers from, any provision of the Code.

Board of Directors and Attendance by Members of the Board of Directors at Meetings

Our Board of Directors currently consists of Peter G. Savas, Robert S. Langer, Jr., Michael J. Mullen, John T. Preston, William Guinness, Henry Brem, and Gary E. Frashier. There were four meetings of our Board of Directors during 2007. Each director attended at least 75% of the total of all meetings of our Board of Directors held during 2007 and the total number of meetings held by the committees on which he served during 2007.

Our Corporate Governance Guidelines provide that directors are responsible for attending the annual meeting of stockholders. All directors attended the 2007 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has established five standing committees — Audit, Compensation, Nominating and Corporate Governance, Science and Technology and Finance — each of which operates under a charter that has been approved by our Board of Directors, except for the recently established Finance Committee. Current copies of each committee charter are posted on the Investor Relations section of our website located at www.alseres.com.

Our Board of Directors has determined that all of the members of each of the Board of Directors’ five standing committees are independent as defined under the rules of The NASDAQ Stock Market, Inc. including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee of the Board of Directors

Our Audit Committee of our Board of Directors currently consists of Michael J. Mullen, who serves as Chairman, John T. Preston and William Guinness. Our Audit Committee currently acts under a charter that was adopted and approved in June 2000 and that was amended and restated in July 2005 and April 2007. Our Audit Committee held five meetings in 2007. Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and Code of Business Conduct and Ethics;

•	discussing our risk management policies;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal staff, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transaction; and

•	preparing the audit committee report required by SEC rules (which is included on pages 10 and 11 of this proxy statement).

Our Board of Directors has determined that Michael J. Mullen is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee of the Board of Directors

Our Compensation Committee currently consists of John T. Preston, who serves as Chairman, Michael J. Mullen and Gary E. Frashier. Robert S. Langer, Jr. served on our Compensation Committee until March 2007. Our Compensation Committee currently acts under a written charter that was adopted and approved in July 2005 and that was amended and restated in April 2007. Our Compensation Committee held four meetings in 2007. The primary responsibilities of our Compensation Committee include approving salaries and incentive compensation for our executive officers and administering our stock option plans. In addition, our Compensation Committee has the following principal duties:

•	annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to the Board of Directors with respect to the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 14 of this proxy statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 23 of this proxy statement.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes”.

Nominating and Corporate Governance Committee of the Board of Directors

Our Nominating and Corporate Governance Committee, which currently consists of Gary E. Frashier, who serves as Chairman, Michael J. Mullen and Robert S. Langer, Jr., who was Chairman until March 2007. John T. Preston served on our Nominating and Corporate Governance Committee until February 2007. Our Nominating and Corporate Governance Committee acts under a charter adopted and approved in July 2005. Our Nominating and Corporate Governance Committee took action in lieu of meeting twice in 2007 via written consent. The responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying and recommending nominees for election as directors and to each of the committees of the Board of Directors;

•	reviewing and assessing the adequacy of our corporate governance guidelines and recommending any proposed changes to our Board of Directors; and

•	overseeing an annual evaluation of the Board of Directors.

The processes and procedures followed by our Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Director Candidates.”

Science and Technology Committee of the Board of Directors

In March 2007, our Board of Directors established our Science and Technology Committee, which consists of Robert S. Langer, Jr., who serves as Chairman, Henry Brem and Gary E. Frashier. Our Science and Technology Committee acts under a charter adopted and approved in March 2007. Our Science and Technology Committee held one meeting in 2007. The responsibilities of the Science and Technology Committee include:

•	advising our Scientific Advisory Board;

•	identifying drug discovery and development strategies, decision-making procedures, progress and outcomes;

•	identifying processes and procedures for identifying, evaluating and acquiring technology positions (including contracts, grants, collaborative efforts, alliances and acquisitions);

•	assisting management and scientific and medical personnel in supporting our drug development objectives;

•	making recommendations to the Board of Directors with regard to our major technology positions and strategies relative to emerging concepts of therapy, new trends in health care and changing market requirements;

•	reviewing our pipeline of research and development programs;

•	monitoring and evaluating trends in the diagnosis and treatment of central nervous system disorders; and

•	keeping the Board of Directors apprised of the foregoing evaluation process and findings.

Finance Committee of the Board of Directors

In December 2007, our Board of Directors established our Finance Committee, which consists of Peter G. Savas, Michael J. Mullen, John T. Preston and Gary E. Frashier. The Finance Committee did not hold any meetings in 2007. The Finance Committee does not currently operate under a charter. The responsibilities of the Finance Committee include:

•	assisting management in matters relating to our capital-raising and other financing activities;

•	considering alternative financing mechanisms available to us;

•	making recommendations to the Board of Directors with regard to the implementation of appropriate financing mechanisms;

•	undertaking any other duties or responsibilities expressly delegated to the Finance Committee by the Board of Directors.

Compensation of Directors

In 2007, our non-employee directors consisted of: (i) Robert S. Langer, Jr.; (ii) Michael J. Mullen; (iii) John T. Preston, (iv) William Guinness, (v) Henry Brem, who joined our Board of Directors in February 2007 and (vi) Gary E. Frashier, who joined our Board of Directors in February 2007.

In March 2007, our Board of Directors amended our non-employee director compensation effective January 1, 2007 as follows:

(i) an annual retainer of $25,000;

(ii) a fee per meeting attended of $2,500; and

(iii) an annual fee of $10,000 for chairing each of the Nominating and Corporate Governance and Science and Technology committees and $20,000 for chairing each of the Audit and Compensation Committees.

Each new non-employee director is automatically granted an option to purchase 25,000 shares of our common stock, referred to as New Director Options, upon initial election or appointment, or the Automatic Grant Date. The exercise price of any New Director Options granted shall equal the fair market value of shares of our common stock subject thereto on the Automatic Grant Date. New Director Options immediately vest as to 1/3 of the shares with the remaining 2/3 of the shares subject to such New Director Options vesting in equal monthly installments over two years, or New Director Option Vesting.

On February 5, 2007, we granted Messrs. Brem and Frashier 15,000 options each related to our board of director compensation plan in place prior to March 2007. On March 16, 2007, upon amending the compensation plan for the directors, Messrs. Brem and Frashier were granted 10,000 options each to equal the New Director Options per the plan.

Each non-employee director is automatically granted an option to purchase 25,000 shares of our common stock annually, or the Annual Director Options. The Annual Director Options are granted in the fourth quarter of each calendar year, or the Annual Grant Date. The exercise price of any Annual Director Options granted shall equal the fair market value of shares of our common stock subject thereto on the Annual Grant Date. Annual Director Options vest in equal monthly installments over two years, or Annual Director Option Vesting. Newly elected non-employee directors are eligible to receive the Annual Director Options in the fourth quarter of the second calendar year of service.

On December 6, 2007, Messrs. Langer, Mullen, Preston and Guinness each received their Annual Director Options in accordance with the compensation plan as described above. On December 6, 2007, Messrs. Brem and Frashier also received 20,000 options each as a one-time grant.

In addition, on March 16, 2007, Messrs. Langer, Mullen, Preston and Guinness were granted 15,000 options each as a one-time grant to bring their 2006 Annual Director Options in line with the compensation plan established in 2007.

As described more fully below, this table sets forth the compensation information for our non-employee directors in 2007:

		Option	All Other
	Fees Earned or	Awards ($)	Compensation ($)	Total
Name	Paid in Cash ($)	(1)(2)	(3)	($)

Robert S. Langer, Jr. Sc.D	$50,000	$40,767	$52,500	$143,267
Michael J. Mullen, C.P.A	$77,500	$40,577	$—	$118,077
John T. Preston	$75,000	$40,577	$—	$115,577
William Guinness	$40,000	$27,737	$—	$67,737
Henry Brem	$35,417	$31,984	$—	$67,401
Gary E. Frashier	$51,250	$31,984	$—	$83,234

(1)	Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to SFAS, No. 123(R), “Share-Based Payment”, or FAS 123(R), with respect to 2007. Such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions and with respect to Messrs. Langer, Mullen and Preston, the amounts reported in these columns reflect additional expense resulting from the requirements of the SEC to report option grants made prior to 2007 using the modified prospective transition method pursuant to FAS 123(R). There were no forfeitures of options in 2007 by our directors. The assumptions used by us with respect to the valuation of option grants are set forth in Note 7 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

As of December 31, 2007, the number of shares underlying options held by each non-employee director was as follows:

Number of Securities
Underlying Unexercised
Name	Options

Robert S. Langer, Jr. Sc.D	137,103
Michael J. Mullen, C.P.A.	100,417
John T. Preston	100,417
William Guinness	55,000
Henry Brem	45,000
Gary E. Frashier	45,000

(2)	The following table presents the fair value of each grant of stock options in 2007 to non-employee directors computed in accordance with FAS 123(R):

		Number of	Exercise
		Securities	Price of	Grant Date Fair
	Grant	Underlying	Option	Value of
Name	Date	Options	Awards	Options

Robert S. Langer, Jr. Sc.D	3/16/2007	15,000	$2.49	$28,555
	12/6/2007	25,000	$3.10	$58,672

Michael J. Mullen, C.P.A.	3/16/2007	15,000	$2.49	$28,555
	12/6/2007	25,000	$3.10	$58,672

John T. Preston	3/16/2007	15,000	$2.49	$28,555
	12/6/2007	25,000	$3.10	$58,672

William Guinness	3/16/2007	15,000	$2.49	$28,555
	12/6/2007	25,000	$3.10	$58,672

Henry Brem	2/5/2007	15,000	$2.37	$27,268
	3/16/2007	10,000	$2.49	$19,037
	12/6/2007	20,000	$3.10	$46,938

Gary E. Frashier	2/5/2007	15,000	$2.37	$27,268
	3/16/2007	10,000	$2.49	$19,037
	12/6/2007	20,000	$3.10	$46,938

(3)	Represents amounts earned under a consulting agreement.

Executive and Director Compensation Processes

Our Compensation Committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the company as a whole and for each executive. Annual corporate goals are proposed by management and approved by the Board of Directors at the end of each calendar year for the following year. These corporate goals target the achievement of specific strategic, operational and financial milestones. Annual individual goals focus on contributions that facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Individual goals are proposed by each executive and approved by the Compensation Committee. Annual salary increases, annual bonuses, and annual stock option grants to our executives are tied to the achievement of these corporate and individual performance goals.

Generally, during the first calendar quarter of each year, we evaluate individual and corporate performance against the written goals for the recently completed year. Each executive’s evaluation begins with a written self-assessment, which is submitted to the Chief Executive Officer. The Chief Executive Officer reviews the evaluation based on the executive’s self-assessment, the Chief Executive Officer’s own evaluation and input from others within the Company. This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases, annual stock option grants and bonuses, if any, which is then reviewed and, to the extent deemed appropriate, approved by the Compensation Committee. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which determines his compensation changes and awards. For all executives, annual base salary increases and annual variable cash compensation, to the extent granted, are generally implemented during the first calendar quarter of the year. Stock option grants, to the extent granted, are generally implemented during the second calendar quarter of the year.

Report of the Audit Committee of the Board of Directors

Our Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2007 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit. Our Audit Committee is responsible for providing independent, objective oversight of these processes.

Our Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS No. 61, as amended, requires our independent registered public accounting firm to discuss with our Audit Committee, among other things, the following:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our Audit Committee their independence. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence.

Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

By the Audit Committee of the Board of Directors of Alseres Pharmaceuticals, Inc.:

Michael J. Mullen, Chairman
John T. Preston
William Guinness

Auditors’ Fees

The following table summarizes the fees billed to us for professional services rendered by McGladrey & Pullen, LLP and PricewaterhouseCoopers LLP, our prior independent registered public accounting firm, for each of the last two fiscal years:

Fee Category	2007	2006

Audit Fees	$115,800	$165,400
Audit-Related Fees	19,000	71,047
Tax Fees	27,930	21,000
All Other Fees	—	—

Total Fees	$162,730	$257,447

Audit Fees

Audit fees consist of fees for the audit of our consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting matters not classified as audits.

Tax Fees

Tax fees consist of fees for tax compliance, tax advice and tax planning services.

All Other Fees

There were no fees to report in this category for 2007 and 2006.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

Consistent with policies of the SEC regarding independent registered public accounting firm independence and our Audit Committee Charter, our Audit Committee has the responsibility for appointing, retaining, setting compensation and overseeing the work of the independent registered public accounting firm. Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Our Audit Committee presently pre-approves particular services on a case-by-case basis. In assessing requests for services by the independent registered public accounting firm, our Audit Committee considers whether such services are consistent with the independent registered public accounting firm’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality.

All of the audit-related, tax and other services provided by McGladrey & Pullen, LLP and PricewaterhouseCoopers LLP in fiscal year 2007 and related fees were approved in advance by our Audit Committee.

Our Audit Committee has considered whether the provision of the non-audit services above is compatible with maintaining the independent registered public accounting firm’s independence.

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2006. On April 18, 2007, the Audit Committee of the Board of Directors dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm. The reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the fiscal years ended December 31, 2005 and 2006 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports of PricewaterhouseCoopers LLP included an explanatory paragraph regarding the existence of substantial doubt about our ability to continue as a going concern.

During our fiscal years ended December 31, 2005 and 2006 and through April 18, 2007 (the “Relevant Period”), (a) there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the financial statements for such years and (b) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On April 18, 2007, the Audit Committee selected McGladrey & Pullen, LLP to serve as our independent registered public accounting firm to audit our consolidated financial statements beginning with fiscal year ending December 31, 2007.

During the Relevant Period, neither we nor anyone on behalf of us consulted with McGladrey & Pullen, LLP on any matter regarding: (1) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us or oral advice was provided that McGladrey & Pullen, LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.

Representatives of McGladrey & Pullen, LLP are expected to attend the Annual Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

EXECUTIVE OFFICERS

The following is a list of our current executive officers and their principal positions:

			In Current
Name	Age	Position	Position Since

Peter G. Savas	59	Chairman of the Board of Directors and Chief Executive Officer	September 2004
Frank Bobe, Ph.D., M.B.A.	50	Executive Vice President and Chief Business Officer	April 2007
Mark J. Pykett, V.M.D, Ph.D, M.B.A.	44	President and Chief Operating Officer	February 2005 (Chief Operating Officer since November 2004)
Kenneth L. Rice, Jr., J.D., LL.M., M.B.A.	54	Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary	September 2005 (Executive Vice President, Finance and Administration and Chief Financial Officer since July 2005)

Frank Bobe, Ph.D., M.B.A.  Dr. Bobe was appointed Executive Vice President and Chief Business Officer in April 2007. Dr. Bobe previously served as President and Chief Executive Officer of BioAxone Therapeutic Inc., a biopharmaceutical company, from March 2005 through April 2007. From 1995 to March 2005, Dr. Bobe was employed by Novartis AG, a pharmaceutical company, during which time Dr. Bobe was Vice President of the Canadian affiliate of Novartis AG from December 2003 to June 2004 and General Manager and Country Head of the South Korean affiliate of Novartis AG from 1999 to December 2003.

Mark J. Pykett, V.M.D, Ph.D, M.B.A.  Dr. Pykett was appointed President and Chief Operating Officer in February 2005. Dr. Pykett previously served as Executive Vice President and Chief Operating Officer when he joined us in November 2004. In 1996, Dr. Pykett founded Cytomatrix, LLC, a biotechnology company, and served as its President and Chief Executive Officer until 2003, when Cytomatrix merged with Cordlife, Pte. Ltd., a subsidiary of CyGenics, Ltd., a biotechnology company. Dr. Pykett served as President of Cordlife from 2003 to 2004 and as President of CyGenics from 2004 until joining us and as a director of CyGenics until 2005. Dr. Pykett serves on the board of directors of Adventrx Pharmaceuticals, Inc., a biotechnology company.

Kenneth L. Rice, Jr., J.D., LL.M., M.B.A.  Mr. Rice was appointed Executive Vice President, Finance and Administration and Chief Financial Officer in July 2005. Mr. Rice was appointed Secretary in September 2005. In June 2005, Mr. Rice served as a part-time consultant to the Company. From April 2001 to June 2005, Mr. Rice served as Vice President, Chief Financial Officer, Chief Commercial Officer and Secretary of Aderis Pharmaceuticals, Inc., a privately-held biopharmaceutical company. From August 1999 through March 2001,

Mr. Rice served as Vice President and Chief Financial Officer of MacroChem Corporation, a publicly-traded drug delivery company.

No family relationships exist between any of our executive officers and our directors. Our executive officers are elected annually by the board of directors and serve until their successors are duly elected and qualified.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of our equity securities (“10% Holders”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Directors, executive officers and 10% Holders are required by SEC regulations to furnish to us copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the Forms 3, 4 and 5 (and any amendments thereto) furnished to us and the representations made by the reporting persons to us, we believe that during fiscal 2007 each of our directors, officers and 10% Holders filed all of their respective reports pursuant to Section 16(a) on a timely basis, except as described below. Thomas Gipson, a 10% holder, failed to timely file a Form 4 with respect to the conversion of certain shares of common stock on September 8, 2005. Mr. Gipson filed such information on a Form 4 with the SEC on June 12, 2007. Robert Gipson, a 10% holder, failed to timely file a Form 4 with respect to the conversion of certain shares of common stock on September 8, 2005. Mr. Gipson filed such information on a Form 4 with the SEC on June 12, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors oversees our executive compensation program. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our Named Executive Officers as defined under “Summary Compensation Table For Fiscal 2007.”.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the Compensation Committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executives’ overall compensation to key strategic, financial and operational goals such as the progress of our research and development programs and corporate development activities, as well as our success in securing capital sufficient to enable us to continue research and development activities. We also provide a portion of our executive compensation in the form of stock options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our Company as reflected in stock price appreciation.

In making compensation decisions, the Compensation Committee compares our executive compensation against independent survey data, such as the Radford Global Life Sciences Survey. In the biotechnology industry, many traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. Because of our current stage of development, the Committee evaluates other indications of performance, including progress of our research and development programs and corporate development activities, as well as our success in securing capital sufficient to enable us to continue research and development activities.

We compete with many other companies for executive personnel. Accordingly, the Compensation Committee generally targets overall compensation for executives near the 75th percentile of compensation paid to similarly situated executives at companies in the 50-149 employee level. Variations to this general target may occur as dictated by the experience level of the individual and market factors. Therefore, in certain cases this competitor group could be expanded to include companies up to 500 employees.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	fixed base salary;

•	variable cash compensation;

•	discretionary bonus awards;

•	stock option awards;

•	insurance, retirement and other employee benefits; and

•	severance and change-of-control benefits.

Fixed Base Salary

Fixed base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing or reviewing compensation levels for each executive officer, the Compensation Committee considers numerous factors, including the survey data of compensation in our peer group, the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, and the base salary of the individual at his or her prior employment, if applicable. Base salaries are reviewed at least annually by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The Compensation Committee determined that fixed based salary should represent 65% to 80% of an executive officer’s total cash compensation (excluding bonuses) with the remainder earned as variable cash compensation as described below. The Compensation Committee reviews and approves the fixed base salaries prior to hiring a new executive officer.

Effective January 1, 2007, each Named Executive Officer received adjustments to his base salary as a result of the review described above, ranging from 0% to 13% using the 2006 Radford survey as a guide.

Effective January 1, 2008, each Named Executive Officer received a 5% cost-of-living adjustment to his base salary based on the Compensation Committee’s review of the 2007 Radford survey adjusted for 3.5% inflation. The executive officers’ base salaries were generally in the range of 6% higher to 6% lower than that of the 75th percentile of companies with 50-149 employees.

See the Summary Compensation Table on page 19 for the fixed base salary for each Named Executive Officer.

Variable Cash Compensation

Variable cash compensation is intended to compensate for the achievement of both company strategic, operational and financial goals and individual performance objectives. Amounts payable under the variable cash compensation plan are calculated as a percentage of the applicable executive’s base salary, generally between 30% and 50%, with higher ranked executives typically being compensated at a higher percentage of base salary.

The process of establishing an executive officer’s variable cash compensation component involves (i) determining the appropriate level of “at risk” compensation and (ii) establishing individual performance goals.

To determine the appropriate level of variable cash compensation, the Compensation Committee considers the following:

•	the executive’s ability to directly influence the accomplishment of corporate and individual performance goals;

•	market data for similar positions using the Radford survey data for the 75th percentile of companies with 50-149 employees; and

•	the risk tolerance of the executive at a personal level.

The corporate targets and the individual objectives are given roughly equal weight in the analysis. The Compensation Committee approves the company and individual performance goals for each executive and the weighting of various goals for each executive with input from our Chief Executive Officer. The Compensation Committee works with our Chief Executive Officer to develop corporate and individual goals that they believe can be reasonably achieved with hard work over the next year.

The target variable cash compensation awards, as a percentage of base salary, for 2007 for the Named Executive Officers ranged between 30% and 50% as determined by using the Radford survey as a guide.

In December 2007, the Compensation Committee approved an annual incentive award to each of the executive officers for their performance during 2007 to be paid 85% in cash and 15% in shares of our common stock. The number of shares of common stock comprising the stock portion of the bonus award was determined by dividing the dollar value of the stock award by the closing price of our common stock as reported on the Nasdaq Capital Market on January 2, 2008, rounded down to the nearest whole share.

In December 2007, the Compensation Committee established target variable compensation awards for the executive officers for 2008 ranging between 35% and 50% of base salary using the 2007 Radford survey as a guide.

See the Summary Compensation Table on page 19 for the variable cash compensation amount for each executive officer.

Discretionary Bonus Awards

Effective in 2007, the Compensation Committee, on an annual basis, will establish a discrete pool of funds to be used at their discretion to acknowledge accomplishments by executive officers significantly outside the reasonable expectations of the goals and objectives for which variable cash compensation is earned. The pool will be established as a percentage, generally between 0% and 10% of total fixed base salary for all executive officers. The Compensation Committee will seek input from our Chief Executive Officer and other executive officers regarding the specific activities which could be eligible for recognition with a discretionary bonus.

There were no discretionary bonus awards issued during 2007.

Stock Options Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparative share ownership of executives using the Radford survey as a guide, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management.

We typically make an initial equity award of stock options to new executives and annual equity grants as part of our overall compensation program. All grants of options to our executives are approved by the Compensation Committee.

Historically, we have granted stock options subject to time-based vesting. In January 2006, the Compensation Committee approved performance-based option awards to each of our executive officers. The options are subject to performance-based vesting according to the following milestones:

Milestone 1:	1/3 will accelerate and vest upon completion of our Phase III clinical trial of ALTROPANE®, or POET-1
Milestone 2:	1/3 will accelerate and vest upon the earlier of i) submission of a new drug application, or NDA, for ALTROPANE or ii) initiation of our Phase III clinical trial of ALTROPANE, or POET-2
Milestone 3:	1/3 will accelerate and vest upon the earlier of i) NDA approval for ALTROPANE or ii) successful achievement of a partnership arrangement with ALTROPANE

Our equity awards have typically taken the form of stock options. The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the aggregate value of these awards will be set near the 75th percentile for companies in our compensation peer group, which we consider to be companies with between 50 and 149 employees.

Typically, the stock options we grant to our executives vest over the first three to four years of the ten-year option term. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability or as specifically defined in the respective employment agreements. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Stock option awards to our executives are typically granted annually in conjunction with the review of their individual performance and are approved by the Compensation Committee. We set the exercise price of all stock options to be equal to or greater than the closing price of our common stock on the NASDAQ Global Market on the grant date.

In June 2007, the Compensation Committee awarded our executive officers annual option grants as part of their annual performance review and after analysis of the executive’s equity position with us. See “Grants of Plan-Based Awards For Fiscal Year 2007.”

Insurance, Retirement and Other Employee Benefits

We maintain broad-based benefits that are available to all employees, including health, dental, vision, life and disability insurance. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. In addition, we offer a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to all eligible employees, including our executive officers. The 401(k) Plan permits eligible employees to contribute up to 40% of their eligible compensation, subject to certain limitations imposed by the Internal Revenue Service. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. In addition, we currently match 75% of employee contributions to the 401(k) Plan and in 2007 we matched 100%.

Other compensation and perquisites are approved by the Compensation Committee. See the Summary Compensation Table on page 19 for the other compensation and perquisites amount for each executive officer.

Severance and Change-of-Control Benefits

Pursuant to employment agreements we have entered into with our executives, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change of Control” below.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our other officers whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being among our four most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Beginning on January 1, 2006, we began accounting for stock-based payments, including stock options, in accordance with the requirements of FAS 123(R).

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007

The following table sets forth information concerning compensation for services in all capacities earned by our Chief Executive Officer, our Chief Financial Officer and each other of our executive officers as of December 31, 2007, collectively referred to as the Named Executive Officers for the fiscal years indicated.

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
		Salary	Awards(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Peter G. Savas	2007	$450,000	$33,750	$361,583	$191,250	$29,188	$1,065,771
Chairman and CEO	2006	$400,000	$—	$632,102	$100,000	$28,688	$1,160,790

Mark J. Pykett,	2007	$340,000	$20,400	$185,805	$115,600	$15,500	$677,305
V.M.D, Ph.D, M.B.A.	2006	$300,000	$—	$371,621	$75,000	$15,000	$761,621
President and Chief Operating Officer

Kenneth L. Rice, Jr.,	2007	$300,000	$13,500	$161,240	$76,500	$15,500	$566,740
J.D., LL.M.,	2006	$300,000	$—	$347,056	$75,000	$15,589	$737,645
M.B.A. Executive Vice President and Chief Financial Officer

Frank Bobe,	2007	$212,500	$10,125	$311,987	$57,375	$22,450	$614,437
Ph.D., M.B.A. Executive Vice President and Chief Business Officer

(1)	Amounts listed represent a portion of the variable cash compensation earned in 2007. Each Named Executive Officer was awarded a grant of stock valued in the amount disclosed above. The number of shares was determined by the closing price of the stock on January 2, 2008. This column reflects the value of that award. The underlying shares related to this award are as follows:

Number
Name	of Shares

Peter G. Savas	11,212
Mark J. Pykett	6,777
Kenneth L. Rice, Jr.	4,485
Frank Bobe	3,363

(2)	Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123(R) with respect to fiscal 2007, except that (i) such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions and (ii) the amounts reported in these columns reflect additional expense resulting from the requirements of the SEC to report option grants made prior to 2007 using the modified prospective transition method pursuant to FAS 123(R). The assumptions used by us with respect to the valuation of option grants are set forth in Note 7 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The individual awards reflected in the summary compensation table for periods prior to 2007 are summarized below.

(3)	Represents a portion of the variable cash compensation earned in 2007. The targets for 2007 were set in January 2007.

(4)	The amounts listed in the category of “All Other Compensation” consist of the following:

					401(k) Matching
Name	Year	Disability	Relocation ($)		Contribution ($)	Life Insurance ($)	Total ($)

Peter G. Savas	2007	$8,688	$—		$20,500	$—	$29,188
	2006	$8,688	$—		$20,000	$—	$28,688
Mark J. Pykett,	2007	$—	$—		$15,500	$—	$15,500
V.M.D., Ph.D, M.B.A.	2006	$—	$—		$15,000	$—	$15,000
Kenneth L. Rice, Jr.,	2007	$—	$—		$15,500	$—	$15,500
J.D., LL.M., M.B.A	2006	$—	$—		$15,000	$589	$15,589
Frank Bobe, Ph.D., M.B.A	2007	$—	$6,950	(1)	$15,500	$—	$22,450

(1)	Represents relocation assistance in 2007 to assist in relocating from Montreal, Canada to Massachusetts, inclusive of tax gross-up.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2007

The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during the fiscal year ended December 31, 2007:

			All Other	All Other
			Stock	Option		Grant
			Awards:	Awards:		Date Fair
			Number of	Number of	Exercise	Value of
			Shares of	Securities	Price of	Stock and
		Date of	Stock or	Underlying	Option	Option
	Grant	Corporate	Units	Options	Awards	Awards(1)
Name	Date	Action	(#)	(#)	($/sh)	($)

Peter G. Savas	6/7/2007	—	—	200,000 (2)	$2.87	$441,380
	1/2/2008	12/6/2007	11,212	—	—	—

Mark J. Pykett,	6/7/2007	—	—	100,000 (2)	$2.87	$220,690
V.M.D., Ph.D,	1/2/2008	12/6/2007	6,777	—	—	—
M.B.A.

Kenneth L. Rice, Jr.,	6/7/2007	—	—	100,000 (2)	$2.87	$220,690
J.D., LL.M.,	1/2/2008	12/6/2007	4,485	—	—	—
M.B.A

Frank Bobe,	4/16/2007	—	—	300,000 (3)	$2.94	$635,748
Ph.D., M.B.A	1/2/2008	12/6/2007	3,363	—	—	—

(1)	Valuation based on the dollar amount recognized for financial statement purposes pursuant to FAS 123(R) with respect to 2007. The assumptions used by us with respect to the valuation of option grants are set forth in Note 7 to our consolidated financial statements included as part of our Annual Report on Form 10-K.

(2)	Options granted under the 2005 Stock Incentive Plan and vest monthly over 36 months.

(3)	Options granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The options are 33% exercisable as of April 16, 2007, and thereafter in 36 equal monthly installments.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2007

The following table sets forth information regarding outstanding option awards held by our Named Executive Officers during the fiscal year ended December 31, 2007:

	Option Awards
				Equity Incentive
	Number of		Number of	Plan Awards:
	Securities		Securities	Number of
	Underlying		Underlying	Securities
	Unexercised		Unexercised	Underlying	Option
	Options		Options	Unexercised	Exercise	Option
	(#)		(#)	Options	Price	Expiration
Name	Exercisable		Unexercisable	(#)	($)	Date

Peter G. Savas	116,667	(1)	—	233,333	$2.50	1/05/2016
	188,889	(2)	11,111	—	$2.31	3/10/2015
	343,750	(3)	56,250	—	$3.75	9/09/2014
	33,333	(4)	166,667	—	$2.87	6/6/2017

Mark J. Pykett, V.M.D, Ph.D, M.B.A.	75,000	(1)	—	150,000	$2.50	1/05/2016
	94,444	(2)	5,556	—	$2.31	3/10/2015
	78,125	(3)	21,875	—	$3.75	2/03/2015
	82,813	(3)	17,187	—	$3.75	11/17/2014
	16,667	(4)	83,333	—	$2.87	6/6/2017

Kenneth L. Rice, Jr., J.D., LL.M., M.B.A.	75,000	(1)	—	150,000	$2.50	1/05/2016
	261,111	(2)	38,889	—	$3.25	7/17/2015
	16,667	(4)	83,333	—	$2.87	6/6/2017

Frank Bobe, Ph.D, M.B.A	144,444	(2)	155,556	—	$2.94	4/15/2017

(1)	Subject to certain conditions, the stock option vests monthly as to 1/96th of the shares granted thereunder, subject to acceleration upon the issuer’s achievement of certain performance objectives.

(2)	The options are 33% exercisable initially, and thereafter vest in 36 equal monthly installments.

(3)	The options are 25% exercisable initially, and thereafter vest in 48 equal monthly installments.

(4)	The options vest in equal monthly installments over 36 months.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised an option in 2007.

Potential Payments Upon Termination or Change-in-Control

On March 31, 2006, we entered into employment agreements with each of Messrs. Savas, Pykett and Rice effective January 1, 2006 for a term of one year. On April 16, 2007, we entered into an employment agreement with Mr. Bobe, collectively referred to as the Employment Agreements. The Employment Agreements automatically renew for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration. Subject to certain contingencies, each Named Executive Officer is entitled to a severance allowance in the event that he is terminated in certain circumstances.

A “change in control” means:

(1) an acquisition of any of our voting securities by any person immediately after which such person has beneficial ownership of 45% or more of the combined voting power of our then outstanding voting securities; or

(2) approval by our stockholders of:

(a) our merger, consolidation, share exchange or reorganization, unless our stockholders, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 51% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; or

(b) our complete liquidation or dissolution; or

(c) an agreement for the sale or other disposition of all or substantially all of our assets.

If the employment of any Named Executive Officer is terminated, unless employment is terminated without cause or after the occurrence of a change in control, such Named Executive Officer will remain subject to certain conditions regarding non-competition, non-solicitation and confidentiality, for a period of one year following the date of termination of employment.

The following table describes the potential payments and estimated benefits upon employment termination, for each of the following Named Executive Officers as if employment was terminated for each such Named Executive Officers as of December 31, 2007:

					Executive’s	Executive’s
					Voluntary	Voluntary
		Termination			Termination	Termination
		by us	Termination	Termination	After a	Prior to a
		Without	by us for	by us for	Change in	Change in
Name	Benefits	Cause	Cause	Disability	Control	Control

Peter G. Savas	Base Compensation	$450,000	$0	$450,000	$450,000	$0
	Bonus	162,500	0	162,500	162,500	0
	Option
	Acceleration(1)	146,000	0	0	146,000	0
	Benefits Continuation	44,100	0	0	44,100	0

	Total	$802,600	$0	$612,500	$802,600	$0

Mark J. Pykett,	Base Compensation	$255,000	$0	$255,000	$255,000	$0
V.M.D, Ph.D,	Bonus	79,125	0	79,125	79,125	0
M.B.A.	Option
	Acceleration(1)	89,667	0	0	89,667	0
	Benefits Continuation	30,900	0	0	30,900	0

	Total	$454,692	$0	$334,125	$454,692	$0

Kenneth L. Rice, Jr.,	Base Compensation	$225,000	$0	$225,000	$225,000	$0
J.D., LL.M.,	Bonus	61,875	0	61,875	61,875	0
M.B.A.	Option
	Acceleration(1)	85,833	0	0	85,833	0
	Benefits Continuation	30,300	0	0	30,300	0

	Total	$403,008	$0	$286,875	$403,008	$0

Frank Bobe,	Base Compensation	$225,000	$0	$225,000	$225,000	$0
Ph.D, M.B.A	Bonus	25,313	0	25,313	25,313	0
	Option
	Acceleration(1)	9,333	0	0	9,333	0
	Benefits Continuation	30,300	0	0	28,133	0

	Total	$289,946	$0	$250,313	$289,946	$0

(1)	The value of accelerated vesting of options was estimated under the intrinsic method. The closing price of our stock on December 31, 2007 was compared to the exercise prices to determine the spread for each option, and the spread was applied to the “in-the-money” options that were unvested as of December 31, 2007. For the purpose of this calculation, we used $3.00 per share which was the closing price on the last business day of the fiscal year.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee of our Board of Directors currently consists of Messrs. Preston, Mullen and Frashier. Robert S. Langer, Jr. served on our Compensation Committee until March 2007. No member of our Compensation Committee was at any time during 2007, or formerly, one of our officers or employees or an officer or employee of any of our subsidiaries. None of our executive officers has served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity while an executive officer of the other entity served as a director or a member of the Compensation Committee.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Alseres Pharmaceuticals:

John T. Preston, Chairman
Gary E. Frashier
Michael J. Mullen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership

The following table sets forth information, as of March 31, 2008, regarding the beneficial ownership of our common stock by:

•	each person or “group,” as that term is defined in Section 13(d)(3) of the Exchange Act, that beneficially owns more than 5% of our outstanding common stock based on currently available Schedules 13D and 13G filed with the SEC;

•	each of our directors (which includes all nominees);

•	each of the Named Executive Officers; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated below, the address for each listed director and executive officer is c/o Alseres Pharmaceuticals, Inc., 85 Main Street, Hopkinton, Massachusetts 01748. Beneficial ownership shown is determined in accordance with the rules of the SEC and, as a result, includes voting and investment power with respect to shares.

	Amount and
	Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner(1)	Ownership	Class(2)

Certain Beneficial Owners of Common Stock:
Thomas L. Gipson(3)	6,386,004	30.69%
c/o Ingalls & Snyder LLC 61 Broadway, New York, NY 10006
Robert L. Gipson(4)	6,306,004	30.31
c/o Ingalls & Snyder LLC 61 Broadway, New York, NY 10006
Ingalls & Snyder LLC(5)	4,200,900	20.19
c/o Ingalls & Snyder LLC 61 Broadway, New York, NY 10006
Ingalls & Snyder Value Partners, LP(6)	4,100,000	19.70
c/o Ingalls & Snyder Value Partners, LP 61 Broadway, New York, NY 10006
Arthur Koenig(7)	2,135,000	10.26
c/o Duferco Steel Inc. Metro Park South 100 Matawan Rd Suite 400 Matawan, New Jersey 07747-3916
Directors and Named Executive Officers:
Peter G. Savas	750,101	3.48
Chairman of the Board and Chief Executive Officer(8)
Mark J. Pykett, V.M.D., Ph.D., M.B.A.	392,599	1.85
President and Chief Operating Officer(9)
Kenneth L. Rice, Jr., J.D., LL.M., M.B.A.	398,930	1.88
Executive Vice President Finance and Administration, Chief Financial Officer and Secretary (10)

	Amount and
	Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner(1)	Ownership	Class(2)

Frank Bobe, Ph.D, M.B.A	175,585	*
Executive Vice President and Chief Business Officer(11)
Robert S. Langer, Jr., Sc.D	108,144	*
Director (12)
Michael J. Mullen, C.P.A	71,659	*
Director (13)
John T. Preston	71,458	*
Director (14)
William Guinness	28,125	*
Director (15)
Henry Brem	23,334	*
Director (16)
Gary E. Frashier	23,334	*
Director (17)
All directors and executive officers as a group (10 persons)(18)	2,043,269	8.94%

*	Represents less than 1% of the outstanding shares.

(1)	Except as set forth in the footnotes to this table and subject to applicable community property law, the persons and entities named in the table have sole voting and investment power with respect to all shares.

(2)	Applicable percentage ownership for each holder is based on shares of common stock, plus any common stock equivalents and presently exercisable stock options or convertible promissory notes held by each such holder, and options or convertible promissory notes held by each such holder that will become exercisable within 60 days after March 31, 2008, as a percentage of 20,807,645 shares of common stock outstanding on March 31, 2008.

(3)	Information is based on a Schedule 13G/A (Amendment No. 5) filed February 12, 2008 with the SEC. Thomas L. Gipson beneficially owns 6,386,004 shares of common stock and has sole power to vote or direct the vote of 6,386,004 shares and sole power to dispose or direct the disposition of 6,386,004 shares.

(4)	Information is based on a Schedule 13G/A (Amendment No. 13) filed February 12, 2008 with the SEC. Robert L. Gipson beneficially owns 6,306,004 shares of common stock and has sole power to vote or direct the vote of 6,306,004 shares and sole power to dispose or direct the disposition of 6,306,004 shares. Mr. Gipson is a Senior Director of Ingalls & Snyder, LLC.

(5)	Information is based on a Schedule 13G/A (Amendment No. 3) filed February 15, 2008 with the SEC. Ingalls & Snyder LLC beneficially owns 4,200,900 shares of common stock and has shared power to dispose or direct the disposition of 4,200,900 shares. Securities reported under shared dispositive power include securities owned by clients of Ingalls & Snyder LLC, a registered broker dealer and a registered investment advisor, in accounts managed under investment advisory contracts. Such clients include Ingalls & Snyder Value Partners, LP, or ISVP.

(6)	Information is based on a Schedule 13G filed February 12, 2008 with the SEC. ISVP beneficially owns 4,100,000 shares of common stock and has sole power to vote or direct the vote of 4,100,000 shares and shared power to dispose or direct the disposition of 4,100,000 shares.

(7)	Information is based on a Schedule 13G/A (Amendment No. 4) filed February 12, 2008 with the SEC. Arthur Koenig beneficially owns 2,135,000 shares of common stock and has sole power to vote or direct the vote of 2,135,000 shares and sole power to dispose or direct the disposition of 2,135,000 shares.

(8)	Includes of 738,889 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2008 or 60 days after such date.

(9)	Includes of 385,822 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2008 or 60 days after such date.

(10)	Includes of 394,445 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2008 or 60 days after such date.

(11)	Includes of 172,222 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2008 or 60 days after such date.

(12)	Consists of 108,144 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2008 or 60 days after such date.

(13)	Includes 71,659 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2008 or 60 days after such date and 200 shares of common stock held by a revocable trust of which Mr. Mullen is the trustee.

(14)	Consists of 71,458 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2008 or 60 days after such date.

(15)	Consists of 28,125 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2008 or 60 days after such date.

(16)	Includes 23,334 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2008 or 60 days after such date.

(17)	Consists of 23,334 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2008 or 60 days after such date.

(18)	See footnotes 8 through 17.

Equity Compensation Plan Information

This table shows information about our common stock that may be issued upon the exercise of options under all of our equity compensation plans as of December 31, 2007. As required by the SEC’s rules, we include in footnote (2) to this table a brief description of the material features of our option issuances that have not been approved by our stockholders.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities		Equity Compensation
	to be Issued Upon	Weighted-Average	Plans (Excluding
	Exercise of	Exercise Price of	Securities Reflected in
	Outstanding Options	Outstanding Options	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	3,263,465	$3.40	701,389
Equity compensation plans not approved by security holders(2)	1,194,500	3.29	—

Total	4,457,965	$3.37	701,389

(1)	Includes our:

•	Amended and Restated Omnibus Stock Option Plan;

•	1998 Omnibus Stock Option Plan;

•	Amended and Restated 1990 Non-Employee Directors’ Non-Qualified Stock Option Plan; and

•	2005 Stock Incentive Plan.

The 2005 Stock Incentive Plan contains an “evergreen provision” which allows for an annual increase in the number of shares available for issuance under the plan on the first day of each of our fiscal years during the period beginning in fiscal year 2006 and ending on the second day of fiscal year 2014. The annual increase in the number of shares is equal to the lowest of (i) 400,000 shares of common stock, (ii) 4% of our outstanding shares on such date and (iii) an amount determined by our Board of Directors.

(2)	On April 16, 2007, we granted Frank Bobe, our Executive Vice President and Chief Business Officer, an option to purchase shares of common stock in connection with the commencement of his employment with us. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 300,000 non-qualified stock options, ten-year duration, an exercise price of $2.94 per share, of which one-third immediately vested and the remaining two-thirds will vest in equal monthly installments over three years.

On June 3, 2005, we granted an aggregate of 39,500 non-qualified options to purchase shares of our common stock to Mary Wallace, our former Director of Strategic Marketing and Commercialization, Sharon Correia, our Director of Corporate Communications and Investor Relations, and Fraser McNeilly, our Director of Information Technology, in connection with the commencement of their employment with us. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: ten-year duration, an exercise price of $2.24 per share and equal monthly vesting over three years. As of December 31, 2007, 15,000 non-qualified options to purchase shares of our common stock were cancelled.

On July 18, 2005, we granted an aggregate of 84,000 non-qualified options to purchase shares of our common stock to Noel Cusack, Senior Vice President of Preclinical Development, Pamela McDonough, our Corporate Controller, and Lee Summers, our former Director of Quality Systems, in connection with the commencement of their employment with us. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: ten-year duration, an exercise price of $1.96 per share and equal monthly vesting over three years. As of December 31, 2007, 14,000 non-qualified options to purchase shares of our common stock were cancelled.

On July 18, 2005, we granted Kenneth L. Rice, Jr., our Executive Vice President Finance and Administration and Chief Financial Officer, an option to purchase shares of common stock in connection with the commencement of his employment with us. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 300,000 non-qualified stock options, ten-year duration, an exercise price of $3.25 per share, of which one-third immediately vested and the remaining two-thirds will vest in equal monthly installments over three years.

On September 10, 2004, we granted Peter G. Savas, our Chief Executive Officer, an option to purchase shares of common stock in connection with the commencement of his employment with us. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 400,000 non-qualified stock options, ten-year duration, an exercise price of $3.75 per share, of which one quarter immediately vested and the remaining three quarters will vest in equal monthly installments over four years.

On November 18, 2004, we granted Mark J. Pykett, our President and Chief Operating Officer, an option to purchase shares of common stock in connection with the commencement of his employment with us. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 100,000 non-qualified stock options, ten-year duration, an exercise price of $3.75 per share, of which one quarter immediately vested and the remaining three quarters will vest in equal monthly installments over four years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For information relating to a consulting agreement with Mr. Langer, who served during 2007 as a member of our Compensation Committee, see Corporate Governance — Compensation of Directors. For information relating to our employment and severance arrangements with our Named Executive Officers, see “EXECUTIVE COMPENSATION — Potential Payments Upon Termination or Change-in-Control.”

Promissory Notes

On February 8, 2007, we amended and restated our outstanding amended and restated unsecured promissory note in favor of Robert L. Gipson, a holder of greater than 5% of our outstanding capital stock, to increase the aggregate principal amount borrowed thereunder by us from Robert L. Gipson from $4,000,000 to $5,000,000, or the Original Robert Gipson Note. Also, on February 8, 2007, we amended and restated our outstanding amended and restated unsecured promissory note in favor of Thomas L. Gipson, a holder of greater than 5% of our outstanding capital stock, to increase the aggregate principal amount borrowed thereunder by us from Thomas L. Gipson from $4,000,000 to $5,000,000, or the Original Thomas Gipson Note, and together with the Original Robert Gipson Note, the Original Notes.

On March 22, 2007, we amended and restated the Original Notes, or the Amended Notes. The Amended Notes eliminated (i) all outstanding and accrued interest due and payable under the Original Notes and (ii) our right to prepay any portion of the Amended Notes. On June 15, 2007, Mr. Gipson and Mr. Gipson converted the outstanding principal under the Amended Notes into 4,000,000 shares of our common stock.

On March 22, 2007, we also entered into a Convertible Promissory Note Purchase Agreement, or the Purchase Agreement, with Mr. Gipson, Mr. Gipson and Arthur Koenig, our existing stockholders, collectively referred to as the March 2007 Note Holders or Purchasers, pursuant to which we could borrow at any time prior to December 31, 2007, up to an aggregate principal amount of $15,000,000.

On May 1, 2007, we amended and restated the Purchase Agreement (the “May 2007 Amended Purchase Agreement”) to (i) eliminate the requirement for the March 2007 Note Holders to make further advances under the Purchase Agreement and (ii) add Highbridge International, LLC, or Highbridge, as a Purchaser. In May 2007, we issued a convertible promissory note to Highbridge (the “Highbridge Note”) in the aggregate principal amount of $6,000,000 pursuant to the May 2007 Amended Purchase Agreement.

On August 13, 2007, we amended and restated the May 2007 Amended Purchase Agreement (the “August 2007 Amended Purchase Agreement”) to (i) increase the amount we could borrow by $10,000,000 and (ii) add ISVP as a Purchaser. In August 2007, we issued a convertible promissory note to ISVP (the “2007 ISVP Note”) in the aggregate principal amount of $10,000,000 pursuant to the August 2007 Amended Purchase Agreement.

On March 18, 2008, we amended and restated the August 2007 Amended Purchase Agreement (the “March 2008 Amended Purchase Agreement”) to (i) increase the amount we could borrow by $5,000,000 to $30,000,000 and (ii) provide that we may incur up to an additional $5,000,000 of indebtedness from the Purchasers upon the same terms and conditions pursuant to the March 2008 Amended Purchase Agreement. In March 2008, we issued a convertible promissory note to Robert Gipson in the aggregate principal amount of $5,000,000 pursuant to the March 2008 Amended Purchase Agreement.

Borrowings under the March 2008 Amended Purchase Agreement will be made pursuant to the issuance of unsecured promissory notes bearing interest at the rate of 5% per annum. The outstanding principal amount borrowed under the notes, including any accrued interest thereon, shall be due and payable upon the earliest to occur of: (i) December 31, 2010; and (ii) the date on which a Purchaser declares an event of default (as defined in the March 2008 Amended Purchase Agreement), the first of these events to occur referred to as the “Maturity Date.” Each Purchaser may elect to convert all or a portion of the outstanding principal and accrued interest under any outstanding notes, or the Total Converted Balance, held by such Purchaser into (i) shares of our common stock at a conversion price of $2.50 per share after December 31, 2007 and subject to applicable law or (ii) into the right to receive from us the following payments related to our molecular imaging products: for each $1,000,000 of Total Converted Balance, (A) 2% of Pre- Commercial Income; plus (B) a royalty at a rate of 0.5% of Net Sales of Molecular Imaging Products (each as defined in the March 2008 Amended Purchase Agreement).

As of March 31, 2008, we had issued six promissory notes pursuant to the terms of the March 2008 Amended Purchase Agreement, for an aggregate principal amount of $30,000,000.

CETHRIN License

In December 2006, we entered into a license agreement, or the CETHRIN License, with BioAxone Therapeutic Inc., a Canadian corporation, or BioAxone, pursuant to which we were granted an exclusive, worldwide license to develop and commercialize specified compounds including but not limited to CETHRIN® as further defined in the CETHRIN License. The CETHRIN License calls for us to conduct development and commercialization activities of CETHRIN, to pay certain pre-commercialization milestones and on-going royalties on sales of CETHRIN when and if approved for marketing. The CETHRIN License includes a development plan with discrete development milestones which, if not met, could result in additional payments to BioAxone and/or loss of some or all of our license rights.

Under the CETHRIN License, we agreed to $10,000,000 in up-front payments of which we paid BioAxone $2,500,000 upon execution of the CETHRIN License and an additional $7,500,000 on March 26, 2007. We also agreed to pay BioAxone up to $25,000,000 upon the achievement of certain milestone events and royalties based on the worldwide net sales of licensed products, subject to specified minimums, in each calendar year until either the expiration of a valid claim covering a licensed product or a certain time period after the launch of a licensed product, in each case applicable to the specific country. Frank Bobe, our Executive Vice President and Chief Business Officer, was a former Chairman and Chief Executive Officer at BioAxone.

Indemnity agreements

We have entered into indemnity agreements with each of our directors and executive officers containing provisions that may require us, among other things, to indemnify those directors and officers against liabilities that may arise by reason of their status or service as directors and officers. The agreements also provide for us to advance to our directors and officers expenses that they expect to incur as a result of any proceeding against them related to their service as directors and officers.

PROPOSAL TWO

TO RATIFY THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, we are submitting this selection to our stockholders as a matter of good corporate practice.

If stockholders do not approve this proposal at the 2008 annual meeting, our Audit Committee will reconsider its selection of McGladrey & Pullen, LLP. If stockholders do ratify this appointment, the Audit Committee, which has direct authority to engage independent registered public accounting firms, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of us and our stockholders.

Representatives of McGladrey & Pullen, LLP are expected to attend the Annual Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the selection by the Audit Committee of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2008.

STOCKHOLDERS’ PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2009 Annual Meeting of Stockholders must submit the proposal to us on or before January 2, 2009 at our offices at 85 Main Street, Hopkinton, Massachusetts 01748, Attention: Secretary.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance notice of such proposal to us at the aforementioned address not later than April 13, 2009 or earlier than March 14, 2009.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use their discretionary authority to vote the shares they represent, as our Board of Directors may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at 85 Main Street, Hopkinton, Massachusetts 01748, or call us at (508) 497-2360. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

GENERAL

The accompanying proxy is solicited by and on behalf of our Board of Directors, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007 INCLUDING FINANCIAL STATEMENTS THERETO BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 15, 2008, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO MR. KENNETH L. RICE, JR., EXECUTIVE VICE PRESIDENT, FINANCE AND ADMINISTRATION AND CHIEF FINANCIAL OFFICER, ALSERES PHARMACEUTICALS, INC., 85 MAIN STREET, HOPKINTON, MASSACHUSETTS 01748. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors,

PETER G. SAVAS,
Chief Executive Officer

Boston, Massachusetts
April 28, 2008

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ALSERES PHARMACEUTICALS, INC. 85 MAIN ST. HOPKINTON, MA 01748
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Alseres Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Alseres Pharmaceuticals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☐	ALSER1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ALSERES PHARMACEUTICALS, INC.

The Board of Directors recommends a vote “FOR” the proposals listed below.

Election of Directors.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

			☐	☐	☐

1.	01) Peter G. Savas	05) William Guinness
	02) Robert S. Langer, Jr.	06) Henry Brem
	03) Michael J. Mullen	07) Gary E. Frashier
04) John T. Preston

		FOR	AGAINST	ABSTAIN

Vote on Proposal.

2.	To ratify the selection by the Audit Committee of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐

In his or her discretion, the proxy is authorized to vote upon other matters as may properly come before the Meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign your name exactly as it appears hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer or officer(s) and affix the corporate seal.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
ALSERES PHARMACEUTICALS, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 12, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Peter G. Savas and Kenneth L. Rice, Jr. and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of Alseres Pharmaceuticals, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 12, 2008 at 1:00 p.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any postponements or adjournments thereof, upon the proposals listed on the reverse side more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting.
This Proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2.
The Board of Directors recommends that you vote for the election of nominees for director and in favor of Proposal 2.
Your vote is important. Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the annual meeting in person. A self-addressed, postage-paid envelope is enclosed for your convenience. You may also complete your proxy by telephone by calling the toll-free number listed on your Voter Instruction Form or via the Internet at www.proxyvote.com.

Address Changes/Comments:

Boston, Massachusetts	(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)